Exhibit 99.1

745 Seventh Avenue New York, NY 10019 United States

March 8, 2013

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated January 21, 2013, to the Board of Directors of Spirit Realty Capital, Inc. (the “Company”), as an Annex to the joint proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of the Company and of Cole Credit Property Trust II, Inc. (“CCPT II”), as filed by the Company and CCPT II on March 8, 2013 (the “Registration Statement”), relating to the proposed merger between the Company and CCPT II and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary—Financing Related to the Merger,” “Summary—Recommendation of the Spirit Board of Directors and Its Reasons for the Merger,” “The Merger—Opinion of Spirit’s Financial Advisor,” “The Merger—Opinion of CCPT II Special Committee’s Financial Advisor,” “The Merger Agreement—Covenants and Agreements” and “The Merger Agreement—Termination of the Merger Agreement.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Lisa Beeson
Name:	Lisa Beeson
Title:	Managing Director